Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the use of our report dated May 8, 2013 (except Note 21, as to which the date is June 28, 2013) with respect to the consolidated financial statements of Mirati Therapeutics Inc. for the year ended December 31, 2012 included in the Registration Statement (Form S-1 No. 333-191544) and related Prospectus for the registration of shares of its common stock.

Montreal, Canada

October 23, 2013	/s/ Ernst & Young LLP

(1) CPA auditor, CA, public accountancy permit no. A120254